Exhibit 99.1

Watsco Reports 2007 Third Quarter Results

Results Rank Second All-Time to Last Year’s Blockbuster Performance;

Market Share Gains; Strong Cash Flow; Increasing Dividends

COCONUT GROVE, Florida — (BUSINESS WIRE) October 18, 2007 — Watsco, Inc. (NYSE:WSO) today reported its results for the third quarter and nine months ended September 30, 2007. The Company also revised its earnings outlook for 2007.

Third Quarter Results

Revenues increased 4% to a record $519 million, including 54 new locations added from the acquisition of ACR Group (completed in August 2007) and 21 other new locations opened or acquired during the last 12 months. Collectively, new branches added $51 million of revenues during the quarter, $3.1 million of operating profit and were accretive to operating results adding 3 cents to diluted earnings per share.

Revenues on a same-store basis declined 6%, reflecting a 1% decline in sales of HVAC equipment (48% of sales), a 12% increase in refrigeration products (12% of sales) and lower sales of various other products. Based on recently published industry data, the Company believes meaningful market share gains have been achieved during 2007.

Gross profit was $130.9 million and gross profit margin was 25.2%. On a same-store basis, gross profit margin was 25.3% versus 26.4% in 2006. Gross profit in 2006 included a non-recurring benefit of approximately $1.3 million of profit (30 basis-points of sales) attributable to accelerated price increases of copper-based products. 2007’s results include a change in sales mix to a higher proportion of HVAC equipment, sales growth of value-oriented air conditioning systems and generally more competitive market conditions, all of which impacted gross margin during the quarter. Current gross margin levels are consistent with periods prior to 2006.

Selling, general and administrative (SG&A) expenses were $89.1 million, a 5% increase, and includes 75 new locations. On a same-store basis, SG&A declined 6%, consistent with the 6% decline in same-store sales.

Operating income declined 11% to $41.8 million due to the factors discussed above with operating margins of 8.1% (8.3% on a same-store basis). Net income from continuing operations was $25.4 million compared to $29.0 million during 2006.

Earnings per share from continuing operations was 91 cents per diluted share versus $1.05 in 2006.

Albert H. Nahmad, Watsco’s President and Chief Executive Officer, stated: “This represents a record quarter for revenues and our second best for earnings with only last year’s blockbuster quarter surpassing this year. We are pleased with this achievement given the tough margin and earnings comparisons of last year, less favorable weather conditions in certain of our key Sunbelt markets, a continued slowdown in residential new construction and competitive pricing pressures. We believe meaningful market share gains have been achieved and we have continued to invest in our network, not to mention completing our largest acquisition ever during the last ninety days. Our financial position also remains very strong allowing us to target additional investment opportunities.”

Nine-Month Results

Revenues declined 2% to $1.36 billion, including $69 million from locations acquired or opened during the last 12 months. Revenues on a same-store basis declined 7%, reflecting a 5% decline in the sales of HVAC equipment (45% of sales), an 11% increase in refrigeration products (11% of sales) offset by declines in other products.

Gross profit was $345.8 million and gross margin was 25.4%. On a same-store basis, gross profit margin was 25.5% versus 26.0% in 2006. The aforementioned benefit to gross profit margin for copper-based products in 2006 added $3.9 million of profit (30 basis-points of sales) to 2006’s nine-month results. Other factors mentioned above, including changes in equipment sales mix and generally more competitive market conditions similarly impacted gross margin for the nine-month period.

Selling, general and administrative expenses were $246.5 million and declined 5% on a same-store basis. Operating income declined 14% to $99.4 million with operating margins of 7.3% (7.5% on a same-store basis). Net income was $60.8 million versus $70.7 million in 2006.

Earnings per share from continuing operations was $2.18 per diluted share, also the second highest amount in the Company’s history versus last year’s record $2.54.

The 2007 operating results include the acquisition of ACR Group, Inc., which closed in August 2007. As disclosed in its SEC filings, ACR had sales of $240 million during its most recent fiscal year operating from 54 locations in 10 states. Results also include the sale of Watsco’s non-core staffing unit, Dunhill Staffing Systems, Inc., which closed in July 2007. The divestiture of Dunhill did not have a material impact on the Company’s financial position or results of operations.

Cash Flow

Watsco generated $35 million of operating cash flow from continuing operations during the nine month period versus a use of $10 million from continuing operations during the same period of 2006, a swing of $45 million. Over the last 12 months, operating cash flow from continuing operations exceeded $110 million. Watsco has paid cash dividends every quarter for over 30 years, and more recently has established a consistent track record of paying increasing dividends. In October 2007, Watsco implemented a 21% increase in the quarterly dividend rate to 40 cents per share, which will be paid on October 31, 2007 to shareholders of record as of October 15, 2007.

2007 Earnings Outlook

Watsco also announced that its earnings outlook for the year ended December 31, 2007 is revised to $2.55 to $2.60 per diluted share compared to the previously communicated range of $2.70 to $2.80 per diluted share, as factors impacting year to date results are expected to persist for the remainder of 2007.

Conference Call

Watsco is hosting a conference call to discuss its 2007 third quarter earnings results today at 10:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s web site. For those unable to connect to the Internet, you may listen via telephone. The dial-in number is (877) 391-0532. Please call five to ten minutes prior to the scheduled start-time as the number of telephone connections is limited.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 436 locations serving over 40,000 customers in 34 states. There are an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems. Eventually, these systems wear out and require repair or replacement. Watsco’s strategy provides the products, support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine-Months Ended September 30,
	2007	2006(1)	2007	2006(1)
Revenues	$518,596	$499,310	$1,360,387	$1,391,646
Cost of sales	387,664	367,627	1,014,550	1,030,110

Gross profit	130,932	131,683	345,837	361,536

Gross profit margin	25.2%	26.4%	25.4%	26.0%

SG&A expenses	89,095	84,465	246,479	245,381

Operating income	41,837	47,218	99,358	116,155

Operating margin	8.1%	9.5%	7.3%	8.3%

Interest expense, net	1,255	1,101	2,094	3,021

Income from continuing operations before income taxes	40,582	46,117	97,264	113,134
Income taxes	15,218	17,160	36,474	42,425

Net income from continuing operations	25,364	28,957	60,790	70,709
(Loss) income from discontinued operations, net of income taxes	(116)	94	(1,878)	137

Net income	$25,248	$29,051	$58,912	$70,846

Basic net income (loss) per share for Common and Class B common stock:
Net income from continuing operations	$0.96	$1.11	$2.31	$2.70
Net income (loss) from discontinued operations	(0.00)	0.00	(0.07)	0.01

Net income	$0.96	$1.11	$2.24	$2.71

Diluted net income (loss) per share for Common and Class B common stock (2):
Net income from continuing operations	$0.91	$1.05	$2.18	$2.54
Net income (loss) from discontinued operations	(0.00)	0.00	(0.07)	0.00

Net income	$0.90	$1.05	$2.11	$2.54

Weighted average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,399	26,136	26,313	26,148
Diluted	27,919	27,689	27,884	27,854

(1)	2006 historical amounts have been reclassified to reflect the Company’s staffing unit as a discontinued operation consistent with the 2007 presentation.
(2)	Earnings per Common and Class B common share are calculated on an individual basis and, because of rounding, the summation of earnings from continuing operations and earnings from discontinued operations may not equal the amount calculated for earnings as a whole.

(Note: Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months.)

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Cash and cash equivalents	$620	$33,800
Accounts receivable, net	227,810	177,646
Inventories	329,965	291,024
Other	14,069	11,635
Net assets of discontinued operations	—	6,945

Total current assets	572,464	521,050
Property and equipment, net	26,262	21,211
Other	231,313	168,107

Total assets	$830,039	$710,368

Accounts payable and accrued expenses	$157,651	$145,104
Current portion of long-term obligations	262	10,084

Total current liabilities	157,913	155,188

Borrowings under revolving credit agreement	95,000	30,000
Deferred income taxes and other liabilities	15,014	8,794

Total liabilities	267,927	193,982

Shareholders’ equity	562,112	516,386

Total liabilities and shareholders’ equity	$830,039	$710,368

Note: Certain reclassifications have been made to the prior period condensed consolidated balance sheet to conform to the current period presentation.

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